For More Information:
Peter G. Humphrey
Chairman, President
& Chief Executive Officer
Phone: 585-786-1101

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Announces Strategic Initiatives

•	Opts to Preserve Capital

•	Making Investments in Human Capital

WARSAW, N.Y., Thursday, June 9, 2005 — Financial Institutions, Inc. (Nasdaq: FISI) announced that to support its efforts to maintain high levels of capital while addressing its problem loan portfolio that the Board of Directors yesterday elected to reduce the quarterly dividend on its common stock by $.08 per common share.

Peter G. Humphrey, Chairman, President and CEO, commented, “We have sufficient available funds to support the common dividend at our previous level of $.16 per common share. However, as we continue to make changes to right our ship, we believe that the correct action by the Board and management at this time is to adjust the dividend to preserve capital.

He continued, “As previously announced, we are taking an aggressive measure to improve our loan portfolio by selling all or a portion of approximately $118 million of problem and classified loans held by our subsidiary banks and, subject to bank board approval, the potential sale of an additional $56 million in problem commercial loans. We have retained Keefe, Bruyette & Woods, Inc. to manage the sale of the loans and anticipate receiving bids on the initial block of loans around the end of this month.”

The Board declared a quarterly cash dividend of $0.08 per common share, payable on July 1, 2005 to shareholders of record on June 20, 2005. In addition, the Board declared a quarterly dividend of $2.12 per share on Series B-1, 8.48% Preferred Stock and $0.75 per share on Series A, 3% Preferred Stock, payable on July 1, 2005 to shareholders of record on June 20, 2005.

Mr. Humphrey concluded, “We have made significant strides to address our subsidiary bank issues of poor asset quality, management problems and weaknesses in their lending and credit administration. There have been major changes in the senior management, we continue to increase the depth of banking experience among our associates with new additions, and we consolidated commercial credit and lending administration. There are several more actions currently under consideration, in addition to the loan sale. These include: the consolidation of consumer lending, the centralization of marketing and advertising, and electronic and facility security, and the sale of non core assets. As we move at this fast pace of change, we are confident of our ability to get back on course and maintain our community focus by providing the friendly and comfortable service our customers have always known.”

ABOUT FINANCIAL INSTITUTIONS, INC.
With total assets of $2.2 billion, Financial Institutions, Inc. is the parent company of Wyoming County Bank, National Bank of Geneva, Bath National Bank and First Tier Bank & Trust. The four banks provide a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATM’s in Western and Central New York State. FII affiliates also provide diversified financial services to its customers and clients, including brokerage, trust, insurance, employee benefits and compensation consulting. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, the effect of credit administration consolidation and changes in lending practices, the results of the sale of problem loans and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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